ARTICLES OF AMENDMENT

                        TO THE ARTICLES OF INCORPORATION

                                       OF

                                EFTC CORPORATION

                                SETTING FORTH THE

      DESIGNATIONS, PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS OF THE
                      SERIES B CONVERTIBLE PREFERRED STOCK


                              ___________________


        The undersigned President of EFTC CORPORATION, a Coloradovcorporation (the "Corporation"), certifies that pursuant to the authority contained in subparagraph (b) Article Two of its Articles of Incorporation (the "Articles of Incorporation") and in accordance with the provisions of Section 7-106-102 of the Colorado Business Corporation Act (the "CBCA") the Board of Directors of the Corporation, on July 9, 2000 duly adopted the following resolution, which resolution remains in full force and effect on the date hereof:

        RESOLVED, that, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of its Articles of Incorporation, a series of Preferred Stock of the Corporation be and hereby is established, consisting of 15,000 shares, $.01 par value per share, to be designated the "Series B Convertible Preferred Stock" (hereinafter, "Series B Stock"); that the Board of Directors be and hereby is authorized to issue such shares of Series B Stock from time to time and for such consideration and on such terms as the Board of Directors shall determine; and that, subject to the limitations provided by law and by the Articles of Incorporation, the voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof shall be as follows:

        1       Certain Definitions.

        Unless the context otherwise requires, the terms defined in this Section 1 shall have, for all purposes of this resolution, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).


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                  "Business Day" shall mean a day other than a Saturday, a
Sunday or any other day on which banking institutions in New York, New York are authorized or obligated by law to close.

                  "Common Equity" shall mean all shares now or hereafter authorized of any class of common stock of the Corporation, however designated, including the Common Stock, and any other stock of the Corporation, howsoever designated, authorized after the Initial Issue Date, which has the right (subject always to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.

                  "Common Stock" shall mean the common stock of the Corporation.

                  "Conversion Date" shall have the meaning set forth in Section 4.1(b) below.

                  "Conversion Price" shall have the meaning set forth in Section 4.1(a) below.

                  "Conversion Value" shall be an amount per share of Series B Stock equal to the Liquidation Price of such share.

                  "Credit Agreement" means the Loan and Security Agreement, dated as of March 30, 2000, by and among the Financial Institutions named therein, Bank of America, N.A., as Agent, and the Company together with any amendment, modification or replacement thereof.

                  "Dividend Payment Date" shall have the meaning set forth in
Section 2(a) below.

                  "Dividend Period" shall mean each quarterly period from and including any Dividend Payment Date (or, in the case of the first Dividend Period, including the Initial Issue Date) to but not including the next successive Dividend Payment Date.

                  "Initial Issue Date" shall mean the date that shares of Series B Stock are first issued by the Corporation.

                  "Liquidation Price" shall mean $1,000 per share of Series B Stock (adjusted for stock splits, subdivisions, combinations and similar transactions), plus all accrued and unpaid dividends payable in respect of such share of Series B Stock pursuant to Sections 2(a) and 2(b).

                  "Senior Debt" means (i) all indebtedness outstanding at any time under the Credit Agreement, and all hedging obligations and bank products with respect thereto, (ii) any replacement or refinancing of the Credit Agreement which provides for borrowings by the Company up to $55,000,000 in aggregate principal amount and (iii) all obligations with respect to any of the foregoing. Notwithstanding anything to the contrary in the foregoing, Senior Debt shall not include (x) any indebtedness of the Company to any of its subsidiaries or other affiliates, or (y) any indebtedness incurred for the purchase of goods or materials or for services obtained in the ordinary course


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of business (other than with the proceeds of revolving credit borrowings permitted hereby).

                  "Subordinate Stock" shall mean the Common Equity and any class or series of capital stock of the Corporation, however designated, which is not entitled to receive (i) any dividends unless all dividends required to have been paid or declared and set apart for payment on the Series B Stock pursuant to
Section 2(a) shall have been so paid or declared and set apart for payment and
(ii) any assets upon liquidation, dissolution or winding up of the affairs of the Corporation until the Series B Stock shall have received the entire amount to which such stock is entitled upon such liquidation, dissolution or winding up.

                  "Trading Price" means, on any day, the average of the high and low reported sales prices regular way of a share of Common Stock on such day (if such day is a trading day, and if such day is not a trading day, on the trading day immediately preceding such trading day) on the Nasdaq Stock Market.

                  "Trading Price Conversion Event" shall be deemed to occur if
(a) the Company at the time is maintaining the listing of its Common Stock on the Nasdaq Stock Market, (b) the Company is in full compliance with all covenants under the Senior Debt and the Company's Senior Subordinated Convertible Note due June 30, 2006 and (c) the Common Stock has a Trading Price at or above $7.50 per share for 45 consecutive trading days.

        2       Dividends.

                (a) Subject to the preferential rights of the holders of any class or series of capital stock of the Corporation ranking senior to the Series B Stock as to dividends the holders of the Series B Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, cumulative cash dividends, in preference and priority to dividends on any Subordinate Stock, that shall accrue on the Liquidation Price of each share of the Series B Stock at the rate of 8.875% per annum, from and including the Initial Issue Date of such share to and including the date on which the Liquidation Price (plus unpaid dividends as described in Section 3 hereof) of such share is made available for payment pursuant to
Section 3, or such share is converted pursuant to Section 4. Accrued dividends on the Series B Stock shall be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year (each a "Dividend Payment Date"), to the holders of record of the Series B Stock as of the close of business on the applicable record date (each, a "Record Date"), which will be the 1st day of the calendar month in which the applicable Dividend Payment Date falls or such other date designated by the Board of Directors that is not more than 30 nor less than 10 days prior to such Dividend Payment Date. Dividends shall be fully cumulative and shall accrue on a daily basis based on a 365- or 366-day year, as the case may be, without regard to the occurrence of a Dividend Payment and whether or not such dividends have been declared and whether or not there are any unrestricted funds of the Corporation legally available for the payment of dividends. Whenever the Board of Directors declares any dividend pursuant to this Section 2(a), notice of the applicable Record Date and related Dividend Payment Date shall be given, not more than 45 days nor less than 10 days prior


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to such  Record  Date,  to the  holders of record of the Series B Stock at their respective addresses as the same appear on the books of the Corporation or are supplied by them in writing to the Corporation for the purpose of such notice.

        (b) On each Dividend Payment Date, all dividends with respect to each share of Series B Stock, to the extent not declared and paid during the immediately preceding Dividend Period for any reason (whether or not such unpaid dividends have been earned or declared or there are any unrestricted funds of the Corporation legally available for the payment of dividends), shall be added to the Liquidation Price of such share effective as of such Dividend Payment Date and shall remain a part thereof to and including the date on which such dividend is paid or the Liquidation Price of such share is made available for payment pursuant to Section 3. Accrued dividends (or dividends accrued thereon) which have been added to the Liquidation Price of any share of Series B Stock may be subsequently declared and paid in cash, in whole or in part, on any Dividend Payment Date.

        (c) So long as any shares of Series B Stock shall be outstanding, the Corporation shall not declare, pay or set apart for payment on any Subordinate Stock any dividends or distributions whatsoever, whether in cash, property or otherwise (other than dividends payable in shares of the class or series upon which such dividends are declared or paid, or payable in shares of Common Stock with respect to Subordinate Stock other than Common Stock, together with cash in lieu of fractional shares), nor shall any Subordinate Stock be purchased, redeemed or otherwise acquired by the Corporation or any of its subsidiaries of which it owns not less than a majority of the outstanding voting power, nor shall any monies be paid or made available for a sinking fund for the purchase or redemption of any Subordinate Stock, without the prior written consent of the holders of the outstanding shares of Series B Stock required pursuant to Section 6(c) and unless all dividends to which the holders of Series B Stock shall have been entitled pursuant to Sections 2(a) and 2(b) shall have been (i) paid or
(ii) declared and a sum of money, in the case of dividends payable in cash, sufficient for the payment thereof has been set apart.

        (d) In the event that full dividends are not paid or made available to the holders of all outstanding shares of Series B Stock and funds available for payment of dividends shall be insufficient to permit the payment in full to holders of all such stock of the full preferential amounts to which they are then entitled, then the entire amount available for payment of dividends shall be distributed ratably among all such holders of Series B Stock in proportion to the full amount to which they would otherwise be respectively entitled.

        (e) Notwithstanding anything contained herein to the contrary, no dividends on shares of Series B Stock shall be declared by the Board of Directors of the Corporation or paid or set apart for payment by the Corporation at such time if such declaration or payment shall be restricted or prohibited by law.

        3       Distributions Upon Liquidation, Dissolution or Winding Up. In
the event of any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the Corporation, before any payment or distribution


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shall be made to the holders of Subordinate Stock, the holders of Series B Stock shall be entitled to be paid out of the assets of the Corporation in cash, or, if the Corporation does not have sufficient cash on hand to pay such amounts, property of the Corporation at its fair market value as determined by the Board of Directors of the Corporation, the greater of (i) the Liquidation Price per share of Series B Stock, or (ii) such amount per share of Series B Stock as would have been payable had each such share been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution or other winding up of the affairs of the Corporation. Immediately preceding such liquidation, dissolution or winding up, adjustment shall be made for accrued but unpaid dividends.

        4       Conversion Rights.

                4.1      Conversion at the Option of the Holder.

                (a) Each holder of Series B Stock may, at its option, convert each share of Series B Stock held by such holder into such number of fully paid and non-assessable shares of Common Stock as determined by dividing the Conversion Value by the Conversion Price (subject to appropriate adjustment in accordance with Section 4.3). No additional consideration shall be paid by a holder of Series B Stock upon exercise of such conversion rights. Upon such conversion, the rights of the holders of converted Series B Stock with respect to the shares of Series B Stock so converted shall cease. The conversion price at which shares of Common Stock shall be deliverable upon conversion of Series B Stock without the payment of additional consideration by the holder thereof shall initially be $1.80 (the "Conversion Price").

                (b) To convert Series B Stock in accordance with this Section 4.1, a holder must (i) surrender the certificate or certificates evidencing the shares of Series B Stock to be converted, duly endorsed in a form satisfactory to the Corporation, at the office of the Corporation or transfer agent for the Series B Stock, (ii) notify the Corporation at such office that he elects to convert Series B Stock, and the number of shares he wishes to convert, (iii) state in writing the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued, and (iv) pay any transfer or similar tax with respect to the transfer of the shares of Series B Stock converted, if required. The date on which the holder satisfies the foregoing requirements shall be the "Conversion Date." As soon as practical but in any event within five (5) Business Days of the Conversion Date, the Corporation shall deliver a certificate for the number of shares of Common Stock issuable upon the conversion and a new certificate representing the unconverted portion, if any, of the shares of Series B Stock represented by the certificate or certificates surrendered for conversion. The person in whose name the Common Stock certificate is registered shall be treated as the shareholder of record on and after the Conversion Date. Adjustment (or cash payment, if applicable) shall be made for accrued and unpaid dividends, as of the Conversion Date, on converted shares of Series B Stock. If the last day on which Series B Stock may be converted is not a Business Day, Series B Stock may be surrendered for conversion on the next succeeding day that is a Business Day.


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                (c) If a holder converts shares of Series B Stock, the
Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon the conversion; provided, however, that pursuant to Section 4.1 (b) the holder shall pay any such tax which is due because the shares are issued in a name other than the holder's name.

                4.2 Automatic Conversion. Upon the occurrence of a Trading Price Conversion Event, each share of Series B Stock held by such holder shall automatically be converted into such number of fully paid and non-assessable shares of Common Stock as determined by dividing the Conversion Value by the Conversion Price (subject to appropriate adjustment in accordance with Section 4.3). No additional consideration shall be paid by a holder of Series B Stock upon automatic conversion. Upon such conversion, the rights of the holders of converted Series B Stock with respect to the shares of Series B Stock so converted shall cease.

                4.3     Certain Matters With Respect to Conversion.

                (a) The Corporation has reserved and shall continue to reserve out of its authorized but unissued Common Stock or its Common Stock held in treasury enough shares of Common Stock to permit the conversion of the Series B Stock in full. All shares of Common Stock which may be issued upon conversion of Series B Stock shall be duly authorized, validly issued, fully paid and nonassessable. The Corporation shall comply with all securities laws regulating the offer and delivery of shares of Common Stock upon conversion of Series B Stock and will list such shares on each national securities exchange on which the Common Stock is listed.

                (b)     If the Corporation:

                        (i) pays a dividend or makes a distribution on its Common Stock or any other Subordinate Stock in shares of its capital stock;

                        (ii) subdivides its outstanding shares of Common Stock into a greater number of shares;

                        (iii) combines its outstanding shares of Common Stock into a smaller number of shares; or

                        (iv) issues by reclassification of its Common Stock any shares of its capital stock;

then an appropriate and proportionate adjustment shall be made to the number of shares into which each share of Series B Stock is convertible so that immediately after the occurrence of such event the holders of Series B Stock shall be entitled to receive the same number and kind of shares of capital stock of the Company upon conversion of the Series B Stock as such holders would have received if converted immediately prior to such dividend, distribution, subdivision, combination or reclassification. The adjustment shall become


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effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date of a subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur.

                (c) No adjustment in the number of shares of Common Stock into which each share of Series B Stock is convertible need be made unless the adjustment would require an increase or decrease of at least one-half of one percent 0.5% in the number of shares of Common Stock into which each share of Series B Stock is convertible. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 4.3 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

                (d) No adjustment in the number of shares of Common Stock into which  each  share of  Series B Stock is  convertible  need be made  under  this
Section 4.3 for (i) rights to purchase Common Stock pursuant to a Corporation plan for reinvestment of dividends or interest, or (ii) any change in the par value or no par value of the Common Stock. If an adjustment is made to the number of shares of Common Stock into which each share of Series B Stock is convertible upon the establishment of a record date for a distribution subject to Section 4.3 above and if such distribution is subsequently canceled, the number of shares of Common Stock into which each share of Series B Stock is convertible then in effect shall be readjusted, effective as of the date when the Board of Directors of the Corporation determines to cancel such distribution, to the number of shares of Common Stock into which each share of Series B Stock is convertible as would have been in effect if such record date had not been fixed. No adjustment need be made under Section 4.3 if the Corporation issues or distributes to each holder of Series B Stock at least the number of shares of Common Stock, evidences of indebtedness, assets, rights, options or warrants referred to in such paragraph which each holder would have been entitled to receive had Series B Stock been converted into Common Stock prior to or simultaneously with the happening of such event or the record date with respect thereto.

                (e) Whenever the number of shares of Common Stock into which each share of Series B Stock is convertible is adjusted, the Corporation shall promptly mail to holders of Series B Stock, first class, postage prepaid, a notice of the adjustment. The Corporation shall file with the transfer agent, if any, for Series B Stock a certificate from the Corporation's independent public accountants briefly stating the facts requiring the adjustment and the manner of computing it.

                (f)      If:

                        (i) the Corporation takes any action that would require an adjustment pursuant to Section 4.3;


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                        (ii)     the Corporation consolidates or merges with, or
        transfers all or substantially all of its assets to, another corporation, and stockholders of the Corporation must approve the transaction; or

                        (iii) there is a dissolution or liquidation of the Corporation;

a holder of Series B Stock may want to convert such stock into shares of Common Stock prior to the record date for or the effective date of the transaction so that it may receive the rights, warrants, securities or assets which a holder of shares of Common Stock on that date may receive. Therefore, the Corporation shall mail to such holders, first class, postage prepaid, a notice stating the proposed record or effective date, as the case may be. The Corporation shall mail the notice at least fifteen (15) days before such date.

                (g) If the Corporation is party to a consolidation or merger which reclassifies or changes its Common Stock or to the sale of all or substantially all of the assets of the Corporation, upon consummation of such transaction the Series B Stock shall automatically become convertible into the kind and amount of securities, cash or other assets which the holder of Series B Stock would have owned immediately after the sale, consolidation or merger, if such holder had converted Series B Stock immediately before the effective date of the transaction, and an appropriate adjustment (as determined by the Board of Directors of the Corporation) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of Series B Stock, to the end that the provisions set forth herein
(including provisions with respect to changes in and other adjustment of the number of shares of Common Stock into which each share of Series B Stock is convertible) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other securities or property thereafter deliverable upon the conversion of Series B Stock. If this Section 4.3(g) applies, Section 4.3(b) does not apply.

                (h) In any case in which this Section 4.3 shall require that an adjustment as a result of any event become effective from and after a record date, the Corporation may elect to defer until after the occurrence of such event the issuance to the holder of any shares of Series B Stock converted after such record date and before the occurrence of such event of the additional shares of Common Stock issuable upon such conversion over and above the shares issuable immediately prior to adjustment.

        5       Voting Rights.

                (a) Except as otherwise set forth in this Section 5 (including without limitation the voting provisions set forth in Section 5(b)) or as otherwise required by law, each share of Series B Stock issued and outstanding (or issued by way of stock dividend in respect thereof, or any securities issued in substitution thereof) shall have the right to vote on all matters presented to the holders of the Common Stock for vote, in the number of votes equal at any time to the number of shares of Common Stock into which each share of Series B Stock would then be convertible, and the holders of the Series


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B Stock shall vote with the holders of the Common Stock as a single class.

                (b) The rights of the holders of the Series B Stock may be exercised either at a special meeting of the holders of Series B Stock, called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors.

                (c) A special meeting of the holders of Series B Stock for purposes of voting on matters with respect to which the holders of such shares are entitled to vote as a class may be called by the Secretary of the Corporation or by a holder of Series B Stock designated in writing by the holders of record of twenty percent (20%) of the shares of Series B Stock then outstanding. Such meeting may be called at the expense of the Corporation. At any meeting of the holders of Series B Stock, the presence in person or by proxy of the holders of a majority of the shares of Series B Stock then outstanding shall constitute a quorum of the Series B Stock.

        6       Information Rights.

                So long as any shares of the Series B Stock are outstanding, the Corporation covenants and agrees as follows:

                6.1 Financial Statements and Other Information. The Corporation shall deliver to the holders of Series B Stock within 15 days after it files them with the Securities and Exchange Commission (the "Commission") copies of any annual reports and any information, documents and other reports that the Corporation is required to file with the Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

                6.2 Right to Inspection, Etc. The Corporation shall, upon reasonable prior written notice, make available to any holder of at least 5% of the then outstanding Series B Stock (i) all corporate and business financial records of the Corporation and its subsidiaries, if any, for inspection and copying at the Corporation's offices by any officer, employee, agent, attorney or accountant designated by each such holder; and (ii) the officers and employees of the Corporation and its subsidiaries and its independent accountants for interviews by each such holder of Series B Stock (or any of such designees of such holder) concerning the affairs and finances of the Corporation and its subsidiaries, if any. Such inspection, copying, and interviews may be made by each such holder of Series B Stock (or any of such holder's designees) at any time during normal business hours or at such other times as may be reasonably requested, but in no event more than once a quarter.

        Each such holder of Series B Stock and its agents and representatives, in exercising its rights of inspection, copying, interviewing and attendance of board meetings hereunder, shall maintain the confidentiality of all financial and other confidential information of the Corporation acquired by it in exercising such rights and shall use such information right fairly, and in compliance with applicable state and federal securities laws. This right shall


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not apply to or be assignable to any person or entity that competes with the
Corporation or that would obtain a competitive advantage from disclosure of such information.

        7       Exclusion of Other Rights.

        Except as may otherwise be required by law, the shares of Series B Stock shall not have any preferences, limitations and relative rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Articles of Incorporation of the Corporation.

        8       Headings of Subdivisions.

                  The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

        9       Severability of Provisions.

        If any preferences, limitations and relative rights of the Series B Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences, limitations and relative rights of Series B Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable preferences, limitations and relative rights of Series B Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no preferences, limitations and relative rights of Series B Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such preferences, limitations and relative rights of Series B Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

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


        IN WITNESS WHEREOF, the Corporation has caused this certificate to be duly executed by an authorized officer and attested by its Secretary, this 14th day of July, 2000.

                           EFTC CORPORATION


                           By:  /s/ Jack Calderon
                                Name:  Jack Calderon
                                Title: Chairman


Attest:


/s/ August P. Bruehlman
Secretary


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